SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

Marketplace Income Properties, a North Carolina Limited Partnership

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐
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MARKETPLACE INCOME PROPERTIES,

A NORTH CAROLINA LIMITED PARTNERSHIP

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PROXY STATEMENT SUPPLEMENT

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A Special Meeting of the Limited Partners of Marketplace Income Properties, a North Carolina Limited Partnership (the “Partnership”), was held on Thursday, November 14, 2002 at the offices of Parker, Poe, Adams & Bernstein, L.L.P., 401 South Tryon Street, Suite 3000, Charlotte, North Carolina 28202 at 10:00 a.m., local time (the “Meeting”). The Meeting was held pursuant to the Notice of Special Meeting, dated October 29, 2002, and the related proxy materials, which were mailed to the limited partners of the Partnership (the “Limited Partners”) on or about October 29, 2002 (together, the “Proxy Materials”). The purpose of the Meeting was to seek approval of the Limited Partners to sell all of the member interests in Marketplace Mall, LLC, a wholly owned subsidiary of the Partnership and the owner of Marketplace Mall in Winston-Salem, North Carolina (the “Proposal”).

A total of 1,126 units of limited partnership interests (the “Units”) were represented in person or by proxy at the Meeting. This constituted 37.533% of the outstanding Units. Because this was less than a majority of the outstanding Units, a quorum was not present in person or by proxy at the Meeting, no business could be conducted at the Meeting, and the Proposal was not considered.

The proxy holders designated in the Proxy Materials determined, however, that it was reasonable and in the best interests of the Partnership and the Limited Partners to adjourn the Meeting and to reconvene the Meeting on Tuesday, November 26, 2002 at 9:00 a.m., local time, at the offices of Parker, Poe, Adams & Bernstein, L.L.P., 401 South Tryon Street, Suite 3000, Charlotte, North Carolina 28202 (the “Adjournment Meeting”). The proxy holders, therefore, voted all of the affirmative proxies held by them at the Meeting in favor of such adjournment. At the Adjournment Meeting, the Proposal set forth in the Proxy Materials will be considered for approval.

If the Partnership does not receive the affirmative vote of a majority of the outstanding Units at the Adjournment Meeting, it is possible that the transaction contemplated by the Proposal could be delayed until 2003. In such case, the proposed purchaser may be able terminate the transaction and the Limited Partners would not receive a tax benefit in 2002. See the Proxy Materials for a more detailed discussion of these issues.

IF YOU HAVE ALREADY VOTED, YOU ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION. IF YOU HAVE NOT VOTED, PLEASE COMPLETE, DATE AND SIGN THE PROXY PREVIOUSLY SENT TO YOU WITH THE PROXY MATERIALS AND RETURN IT PROMPTLY IN THE ENVELOPE PREVIOUSLY PROVIDED TO YOU.

In addition, the financial information set forth in the Proxy Materials under the heading “Selected Financial Data” is required to be updated to include financial information for the nine months ended on September 30, 2002. Therefore, the section of the proxy statement entitled Selected Financial Data is replaced in its entirety with the following updated information:

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SELECTED FINANCIAL DATA

The following tables present selected financial data for the Partnership as of and for the respective interim periods ended September 30, 2002 and as of and for each of the years in the five-year periods ended December 31, 2001. This information has been derived from the financial statements of the Partnership, including the unaudited financial statements of the Partnership in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, and audited financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2001, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the Partnership’s management, all adjustments (which include normal recurring adjustments and those related to the adoption of any new accounting principles) necessary to arrive at a fair statement of interim results of operations have been included. Results for the nine-month period ended September 30, 2002 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

	Nine Months Ended September 30,		Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Operating Revenues	$755,042	$831,598	$865,448	$1,117,881	$1,136,418	$1,243,837	$1,821,333
Net Income (Loss)	(130,645)	(45,368)	(1,166,723)	(299,524)	(234,504)	(1,514,933)	382,685
Cash Distributions to Limited Partners	0	(375,000)	375,000	0	450,000	0	2,250,000
Cash Distributions per Unit	0	(125)	125	0	150	0	750
Total Assets	4,094,462	4,196,218	4,196,218	5,808,670	6,178,911	6,955,223	8,674,668
Long-Term Debt	5,037,688	5,100,422	5,100,422	5,176,029	5,243,891	5,307,196	5,359,624
Partners’ Equity	(1,159,469)	(1,028,824)	(1,028,824)	512,899	812,423	1,496,927	3,011,860

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If you have questions about the Proposal, or this supplement, you may call Wendy Vaught at (704) 715-7616.

By the General Partner

ISC Realty Corporation
By: Jeffrey Harpel
Senior Vice President

Dated: November 15, 2002
Charlotte, North Carolina